FORM 4                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / CHECK THIS BOX
    IF NO LONGER
    SUBJECT TO                                           OMB APPROVAL
    SECTION 16.                                       OMB NUMBER  3235-0287
    FORM 4 OR FORM 5                                  Expires: September 30,1998
    OBLIGATIONS                                       Estimated average burden
    MAY CONTINUE.                                     hours per response 0.5
    SEE INSTRUCTION 1(b).

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940

(PRINT OR TYPE RESPONSES)
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
1. Name and Address of Reporting     2.  Issuer Name and Ticker or           6.  Relationship of Reporting Person (s) to Issuer
   Person*                               Trading Symbol                                                 (Check all applicable)


Tauber         Henry        E.           Marker International ("MRKR")             __X_  Director     ___X______  10% Owner
                                                                                   __X_  Officer      __________  Other
                                                                                   (give title below) (specify below)
                                                                                      President
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(Last)        (First)     (Middle)   3. IRS Identification Number  4. Statement for Month/Year
                                        of Reporting Person, if
      c/o Marker International          an entity (Voluntary)               8/98
       1070 West 2300 South
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           (Street)                                                5. If Amendment,     7. Individual or Joint/Group Filing
                                                                      Date of Original     (Check Applicable Line)
                                                                                          _X_  Form filed by One Reporting Person
Salt Lake City    Utah               84119                                                ___  Form filed by More than One
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(City)           (State)             (Zip)
                                                  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Transaction Date  3.(Transaction    4.(Securities Acquired (A) 5. Amount of    6. Ownership    7.Nature
   (Instr.3)             (Month/Day/Year)    Code (Instr 8.)    or Disposed of (D)         Securities      Form:          of
                                                                Instr. 3, 4 and 5)         Beneficially    Direct (D)     Indirect
                                             -------------------------------------------   Owned at        or Indirect    Beneficial
                                             Code     V         Amount   (A) or   Price    End of          (I)            Ownership
                                                                         (D)               Month           Instr. 4)      (Instr. 4)
                                                                                           (Instr. 3 and 4)
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 *         If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).
Reminder:  Report on a separte line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                                       BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title    2.Conversion 3.Transaction 4.Transaction 5.Number    6.Date       7.Title     8.Price     9.Number  10.Owner- 11.Nature
   of         or           Date          Code          of          Exercisable  and Amount   of          of         ship      of
   Derv-      Exercise     (Month/       (Instr 8)     Derivative  and          of           Derivative  Derv-      Form    Indirect
   ative      Price of     Day/                        Securities  Expiration   Underlying   Security    ative      of       Bene-
   Security   Derivative   Year)                       Acquired    Date         Securities 5) (Instr.5)  Securties  Derv-    ficial
   (Instr.3)  Security                                 (A) or      (Month/      (Instr 3                 Bene-      ative    Owner-
                                                       Disposed    Day/         and 4)                   ficially   Security  ship
                                                       of (D)      Year)                                 Owned      Direct   (Instr.
                                                       (Instr.3,                                         at End     (D) or    4)
                                                       4 and 5)                                          Month      Indirect
                                                                                                        (Instr.4)  (I)
                                                                                                                   (Instr.4)
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                                        Code   V    (A)   (D)    Date     Expir-  Title  Amount
                                                                 Exer-    ation          or
                                                                 cisable  Date           Number
                                                                                         of
                                                                                         Shares
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Series B      1 for        8/24/98       P         1,000,000     Immed.         Common  1,330,000    $3.00  1,000,000   D     --
Preferred     1-1/3(1)                                                          Stock
Stock
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Explanation of Responses:

* Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               /s/ Henry E. Tauber               September 10, 1998
                                                                           ---------------------------------     ------------------
                                                                            ** Signature of Reporting Person           Date

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Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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1  Subject to certain adjustments.